SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 27, 2006

DENTAL PATIENT CARE AMERICA, INC.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	333-37842 (Commission file number)	87-0639343 (IRS employer identification no.)
2150 South 1300 East, Suite 500, SLC, UT	84106
(Address of principal executive offices)	(Zip code)

(801) 990-3314

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

( Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2006, the Company and its subsidiaries entered into a Loan, Security and Warrant Agreement (the “Loan Agreement”) with Heartland Dental Care, Inc. (“Heartland”). Under the terms of the Loan Agreement, Heartland is making an initial loan to the Company in the amount of two hundred seventy-five thousand dollars ($275,000) and may make additional loans to the Company in the total aggregate principal amount of up to one million two hundred fifty thousand dollars ($1,250,000). Interest on the principal amount outstanding is due on the first day of each calendar quarter and interest is payable at the rate of ten percent (10%) per annum. The principal amount is due and payable in full April 30, 2012. As collateral for the repayment of the loan, the Company granted Heartland a security interest in substantially all of its assets. Receipt of the additional loan proceeds is contingent upon the Company acquiring specified numbers of dental practices. There can be no assurance that any additional loan proceeds will be received by the Company and there can be no assurance that the Company will have sufficient funds available to repay the amounts owing on the loan.

As additional consideration for the loan, the Company issued a warrant to Heartland that is exercisable for a number of shares of common stock equal to ten percent (10%) of the Company’s issued and outstanding common stock, on a fully diluted basis, on the date of exercise. Until and unless the principal amount of one million two hundred fifty thousand dollars ($1,250,000) is lent to the Company, the number of shares of common stock for which the warrant can be exercised is reduced in proportion to the amount actually lent. For example, the warrant is currently exercisable for 2.2% ((275,000/1,250,000) x 10%) of the Company’s issued and outstanding common stock, on a fully diluted basis. The Company has also agreed to file a registration statement registering the resale of the warrant and common stock that is issuable upon exercise of the warrants.

In addition, the Company executed a Benchmark Services Agreement with Heartland whereby Heartland has agreed to provide benchmarking services to dental practices who have received funding through Stillwater National Bank and Trust Company in connection with an effective Affiliate Member Practice Purchase Agreement to which the Company is a party (a “Covered Practice”). In consideration for such services, Heartland will be paid an amount equal to one percent (1%) of the aggregate collected revenues of the Covered Practices during each quarterly period that the agreement is in effect. The agreement terminates on the earlier of the date there are no Covered Practices or the five year anniversary of the agreement.

Finally, the Company and its directors entered into a Tag Along Rights Agreement with Heartland whereby the directors granted Heartland tag along rights should a director enter into an agreement to transfer shares held by such director.

Item 9.01 Financial Statements and Exhibits

d.	Exhibits

Number	Description
10.1	Loan, Security and Warrant Agreement, dated December 27, 2006
10.2	Secured Subordinated Note, dated December 27, 2006
10.3	Benchmark Services Agreement, dated December 27, 2006
10.4	Warrant, dated December 27, 2006
10.5	Tag Along Rights Agreement, dated December 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2006	DENTAL PATIENT CARE AMERICA, INC. (Registrant) By /s/ Michael Silva Michael Silva Chief Executive Officer

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